CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Shareholders of
Green Irons Holdings Corporation
Providenciales, Turks & Caicos Islands

We hereby consent to the use in this Registration Statement of Green Irons Holdings Corporation Form SB-2/A, of our report, dated May 31, 2006, which includes an emphasis paragraph relating to an uncertainty as to the Companys ability to continue as a going concern, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption Experts in the Prospectus.



/s/ HJ & Associates, LLC
Salt Lake City, Utah
October 31, 2006